Exhibit 10.56

SEPARATION AGREEMENT

This Agreement (“Separation Agreement”) is made and entered into this 30th day of June, 2005, between Forrest Mark Wolfinger (“Employee”) and Danka Business Systems PLC and Danka Office Imaging Company their parent companies, subsidiary companies, affiliated companies, predecessor companies or entities and their officers, directors, agents, employees, or assigns (“Employer”).

The purpose of this Separation Agreement is to set forth the terms and conditions under which Employee and Employer will terminate their employment relationship. The parties agree as follows:

1.	Termination. Subject to the terms and conditions set forth herein and in the attached Release (Exhibit “A”), Employee and Employer agree to terminate Employee’s employment with Employer on June 30, 2005 (“Termination Date”).

2.	Payment. The parties agree that Employee shall receive up to Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) and such other consideration as described herein from Employer in consideration of the promises made herein and in consideration of Employee’s compliance with the terms of this Separation Agreement and execution and compliance with the terms of the Release of Claims in the form attached hereto as Exhibit “A” (which shall be executed by Employee on the “Execution Date”) in the following manner:

(i)	Employer shall, upon Employee’s execution and delivery to Employer of this Separation Agreement and Release of Claims and upon the expiration of all applicable revocation periods contained in this Separation Agreement and Release of Claims, make twenty-six (26) bi-weekly payments of Thirteen Thousand Four Hundred Sixty One and 53/100 Dollars ($13,461.53) less, in each case, customary payroll deductions beginning with the first pay cycle following the Execution Date, or until Employee becomes re-employed in a position of substantially similarly (or greater responsibilities), compensation and benefits if earlier than the expiration of the bi-weekly payment period described herein (the “Payment Period”).

(ii)	Employer shall pay Employee all earned but unused vacation as of Termination Date.

(iii)	Employer shall pay, on a prorated basis, any earned but unpaid Management Incentive Plan (“MIP”) payments, through the Termination Date, as set forth in the applicable FY2005 MIP plan, and any other bonus paid to similarly situated executives for work completed prior to the Termination Date.

(iv)	Any stock options granted to Employee during employment shall become vested as of the Termination Date and shall be exercisable for a period of three (3) years from the Termination Date, pursuant to the requirements of the Company’s Share Option Plan.

(v)	During the Payment Period, upon Employee’s election of COBRA benefits, Company shall pay Employee the additional cost of COBRA benefits over and above the amount currently paid by Employee for health benefits as an employee of Company.

(vi)	Employee agrees that, except as provided for herein, all past, present and future benefits, payments, bonuses, compensation or other terms reflected in any prior agreements including, but not limited to, any previously executed Employment Agreements with Company are immediately revoked and rescinded.

3.	Full Compensation. The consideration set forth in paragraph 2 above will compensate Employee for any and all claims arising out of Employee’s employment with and termination from employment with Employer and termination of employment, including but not limited to claims for attorney’s fees and costs, any and all claims for any type of legal, equitable, or statutory relief, and for Employee’s future compliance with the terms and conditions of this Separation Agreement. Employee agrees that the consideration set forth herein in Paragraph 2 (i) is in addition to any amounts to which Employee is already entitled.

4.	Records, Documents and Property. Employee represents and warrants that Employee will not take, or will have returned any of Employer’s property, including but not limited to computer data files and records, documents and tangible items pertaining to Employer, as well as all credit cards, keys, access codes and/or other records, documents or property as of the Termination Date.

5.	Confidentiality. Employee agrees to forever treat and maintain as confidential all information relating to Employer and its business, clients, customers, and prospective clients and customers, including but not limited to Employer’s customer lists, prospect files, project files, job processes, financial information, employee information, computer information, imaging techniques and methods, business strategies, pricing information, sales and marketing plans, and all other information which is not generally known outside the Employer, except as disclosure is required by law.

In the event of a breach by Employee of the terms of this paragraph, Employee shall immediately reimburse Employer for all payments made under this Agreement and Employer shall be relieved of all other duties under this Agreement. Employer agrees that the terms of this Separation Agreement and the attached Release, and the facts surrounding Employee’s termination from employment from Employer shall forever be treated as confidential by Employer, who shall disclose its terms only as is required by law, is necessary to carry out obligations under this Agreement, or is authorized by the Employee in writing.

6.	Employer’s Remedies. Employee acknowledges that the violation of any of the terms of this Separation Agreement will cause irreparable harm to Employer and agrees that, in addition to any other relief afforded by law, Employer shall be entitled to an injunction against the violation of the Separation Agreement and Release. Both damages and an injunction shall be proper modes of relief and are not alternative remedies. If Employer commences any action in equity to specifically enforce any of its rights under this Separation Agreement, Employee waives and agrees not to assert the defense Employer has an adequate remedy at law. All payments under this Separation Agreement shall cease upon Employee’s violation of any of its terms. Employee shall indemnify Company for all costs, expenses, liabilities and damages, including reasonable attorney’s fees incurred in connection with any breach by Employee of the provisions of this Agreement and which Company may occur in enforcing any covenant in this Agreement.

In the event of a breach by Employee of the terms of this Separation Agreement, Employee shall immediately reimburse Employer for all payments made under this Agreement and Employer shall be relieved of all other obligations under this Agreement; however, the Release executed by Employee shall remain in full force and effect.

7.	Reasonableness. Employee agrees and stipulates that this Separation Agreement, and its provisions addressing non-competition and confidentiality, are reasonable in time, area, and line of business. Employee stipulates and agrees that during his period of employment with Employer, he has obtained knowledge of Employer’s trade secrets, valuable confidential business information, substantial relationships with prospective and existing customers and received extraordinary and special training. Employee stipulates and agrees that this Separation Agreement is reasonably necessary to protect the legitimate business interests of Employer and is not overbroad nor overlong in duration.

8.	Non-Compete. Employee agrees that for a period of twenty -four (24) months from the Termination Date, in any location in which Employee acted on behalf of Employer (“Restricted Area”), Employee will not accept employment and engage in, as an employee, consultant, independent contractor or otherwise, activities or duties with any company, individual or entity which compete, with any of Danka’s lines of business including, but not limited to, the sales and service of copiers, multi-function devices, printers, facsimile equipment and related supplies and the providing of facilities management, consulting, software, document output or related services. In addition, for the same 24 month period Employee shall not, in the Restricted Area, directly or indirectly, enter the employ of, or render any services to and will not, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which is materially similar to or competitive with the Company. Nothing contained in this Section shall be deemed to prohibit Employee from acquiring, solely as an investment, less than one percent interest in the equity of any publicly traded corporation or limited partnership.

9.	Non-Solicitation of Customers. Employee agrees for a period of twenty-four (24) months following the Termination Date, Employee shall not, directly or indirectly, solicit, induce, or attempt to induce any past or current customer of Company (a) to cease doing business in whole or in part with or through the Company; or (b) to do business with any other person, firm, partnership, corporation or other entity which performs services similar to Company.

10.	Non-Solicitation of Employees. Employee agrees that for a period of twenty-four (24) months following the Termination Date, Employee shall not, on Employee’s own behalf, or for any person, firm, partnership, corporation, or other entity, directly or indirectly, (a) hire, solicit, interfere with, or endeavor to cause any Employee of the Company to leave Company’s employment; or (b) induce or attempt to induce any such Employee to breach such Employee’s Employment Agreement with the Company.

11.	Severability. If any of the provisions of or covenants contained in this Agreement are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdictions this Section shall at all times remain in full force and effect.

12.	Non-Disparagement. Employee agrees to refrain from making any negative or disparaging remarks concerning Employer, its owners, directors, officers, employees, customers, vendors, or its products or services. Employer agrees to refrain from making any negative or disparaging remarks concerning Employee. Nothing herein shall prevent Employee from giving truthful testimony in any legal proceeding in which Employee is required to testify.

13.	Cooperation/Representation. Employee agrees to cooperate fully in any litigation or other dispute involving Employer to which Employee is or becomes a material witness. Employee agrees to attend and give truthful testimony at depositions, arbitrations, trials and any other procedure or dispute resolution upon reasonable notice by Employer, following Termination Date. If such cooperation is required beyond the Payment Period, Employee shall be paid a reasonable hourly rate for such cooperation. In addition, Employee represents and warrants that he has no knowledge of any material matter related to the Employers public financial statements which would cause such statements to be inaccurate or misleading.

14.	Non-Admission. Nothing in this Separation Agreement or Release is intended to be, nor will be deemed to be, an admission of liability by Employer that it has violated any state, federal or local statute, local ordinance, administrative regulation, or principle of common law, or that it has engaged in any wrongdoing.

15.	Non-Assignment. The parties agree that this Separation Agreement and Release will not be assignable by either party unless the other party agrees in writing, except that upon Employee’s death after the Termination Date and Employee’s or Employee’s Executor’s execution of the Release of Claims, any remaining payments shall be due and payable to Employee’s estate. Notwithstanding the foregoing, Employer agrees that its obligations hereunder shall be binding upon any successors or assigns in the event of a change in control, sale of assets or sale of stock.

16.	Merger. Execution of the Release on or after the Termination Date supersedes all prior oral and written agreements and communications between the Employer and Employee. Employee agrees that any and all claims which Employee might have had against Employer are fully released and discharged by this Separation Agreement and Release, and that the only claims which may hereafter be asserted against Employer may be based on an alleged breach of the terms of this Separation Agreement.

17.	Re-Employment. Employee agrees that if Employee becomes re-employed by Danka or employed by another employer in a position of substantially similarly (or greater responsibilities), compensation and benefits during the payment period hereunder, all payments and benefits will be discontinued as of the date of employment. Employee shall notify the Chief Administrative Officer at Danka Office Imaging Company at 11101 Roosevelt Boulevard, St. Petersburg, FL 33716, of such new employment upon acceptance.

18.	Entire Agreement. This Separation Agreement and Release constitute the entire agreements between the parties with respect to Employee’s termination from employment with the Employer. The parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or the Release, except as stated herein.

19.	Voluntary and Knowing Action. Employee acknowledges that Employee will have been represented and advised by an attorney, or will have had the full opportunity to secure such advice, and has read and understands the terms of this Separation Agreement and Release, and acknowledges that upon execution of the Release of Claims, he is voluntarily entering in this Separation Agreement and Release to effectuate termination from Employer.

20.	Review. I understand that I may have twenty-one (21) calendar days from the day that I receive this Separation Agreement, not counting the day upon which I receive it, to consider whether I wish to sign. I further understand that Employer recommends that I consult with an attorney before executing this Separation Agreement. I agree that if I sign this Separation Agreement before the end of the twenty-one (21) day period, it is because I have decided that I have already had sufficient time to decide whether to execute this Separation Agreement.

21.	Revocation. Employee may revoke this Agreement within seven (7) calendar days after execution of the Release of Claims to reinstate federal civil rights (if any). To be effective, any revocation within relevant time period must be in writing and delivered to Employer addressed to Keith J. Nelsen, Chief Administrative Officer, Danka Office Imaging Company, 11101 Roosevelt Boulevard, St. Petersburg, Florida 33716, either by hand or mail within the appropriate period.

If sent by mail, the revocation must be (1) postmarked within the relevant period; (2) properly addressed to Danka; and (3) sent by certified mail, return receipt requested.

22.	Governing Law. This Separation Agreement and Release of Claims will be construed and interpreted in accordance with the laws of the State of Florida.

23.	Counterparts. This Separation Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.

EMPLOYEE:
Forrest Mark Wolfinger

Dated: July 1, 2005	F. Mark Wolfinger

STATE OF FLORIDA

COUNTY OF Pinellas

The foregoing instrument was acknowledged before me this 1st day of July, 2005, by F. Mark Wolfinger who is personally know to me or has produced                      as identification.

Patricia Mott-Watts Signature of Notary Public
Print, Type, or Stamp Commissioned Name of Notary Public

Dated: July 5, 2005	EMPLOYER:
DANKA BUSINESS SYSTEMS PLC
By Todd Mavis
Its President and Chief Executive Officer

EXHIBIT A

RELEASE OF CLAIMS

DEFINITIONS: I, Forrest Mark Wolfinger (“Employee”), intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	I, Me, and My include both me and anyone who has or obtains any legal rights or claims through me.

B.	Employer, as used herein, shall at all times mean Danka or any parent company, affiliated companies or entities and includes Employer’s employees, officers, directors, successors and assigns, its attorneys, consultants and agents, whether in their individual or official capacities.

C.	My Claims means all of the rights I have to any relief of any kind from Employer, whether or not I now know about those rights, arising out of or in any way related to my employment with Employer, and my Termination of employment, or any employee benefit plan, including, but not limited to, common law, or equitable claims, claims for violation or breach of any employment agreement or understanding; fraud or misrepresentation; and any statutory claims including alleged violations of the Florida Human Rights Act, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII, Older Workers Benefit Protection Act, or any other federal, state, or local civil rights laws or ordinances; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful Termination of employment, or any other claims, accruing up to the date of execution of this Release of Claims.

Agreement to Release My Claims. I am receiving a substantial amount of money, among other things, from the Employer as consideration for my release of claims. I agree to give up all My Claims against Employer as defined above. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Employer or any of its employees or agents based on any alleged claims. The money I am receiving is a full and fair payment for the release of all My Claims.

Additional Agreements and Understandings. Even though Employer is paying me to release My Claims, the employer expressly denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

I understand that I may have twenty-one (21) calendar days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. I further understand that Employer recommends that I consult with an attorney before executing this Release. I agree that if I sign this Release before the end of the twenty-one (21) day period, it is because I have decided that I have already had sufficient time to decide whether to sign the Release.

I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal civil rights claims. To be effective, my rescission must be in writing and delivered to the employer, Keith J. Nelsen, Chief Administrative Officer, Danka, 11101 Roosevelt Boulevard, St. Petersburg, Florida, 33716, either by hand or by mail within the required period. If sent by mail, the rescission must be:

1.	Postmarked within the relevant period;

2.	Properly addressed to: Keith J. Nelsen, Chief Administrative Officer, Danka, 11101 Roosevelt Boulevard, St. Petersburg, Florida, 33716 and

3.	Sent by certified mail, return receipt requested.

I have read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or its agents.

I understand and agree that this Release and the Separation Agreement to which it is attached contain all the agreements between the Employer and me. We have no other written or oral agreements.

Dated: July 1, 2005 Signed: F. Mark Wolfinger

Witnesses:	Patricia Mott-Watts Lynn E. Fraser

STATE OF FLORIDA

COUNTY OF Pinellas

The foregoing instrument was acknowledged before me this 1st day of July, 2005, by F. Mark Wolfinger who is personally know to me or has produced                      as identification.

Patricia Mott-Watts
Signature of Notary Public
Print, Type, or Stamp Commissioned Name of Notary Public